Exhibit 10.1

SHARE PURCHASE AND SALE AGREEMENT

Between

SINGIDA PARTICIPAÇÕES LTDA.

as PURCHASER

- and -

RICARDO CARVALHO SLEIMAN

ALEXANDRE COSTA ALDIGHIERI

as SELLERS

and, as INTERVENING PARTIES,

DATA SOLUTIONS SERVIÇOS DE INFORMÁTICA LTDA.

MARISA TORRESAN RAPACCI SLEIMAN

PATRÍCIA JUNQUEIRA FRANCO GUARNIERI

dated as of December 26, 2012.

TABLE OF CONTENTS

1.	DEFINITIONS	3
2.	PURCHASE AND SALE OF THE COMPANY	11
3.	PURCHASE PRICE; PAYMENT AND ACCOUNTING ADJUSTMENT	12
4.	OBLIGATIONS AT CLOSING	14
5.	PURCHASER’S REPRESENTATIONS AND WARRANTIES	23
6.	SELLERS’ REPRESENTATIONS AND WARRANTIES	24
7.	INDEMNIFICATION	43
8.	ANCILLARY AGREEMENTS	52
9.	ADDITIONAL COVENANTS	53
10.	NOTICES	57
11.	APPLICABLE LAW	58
12.	ARBITRATION	58
13.	MISCELLANEOUS	60

SHARE PURCHASE AND SALE AGREEMENT

This share purchase and sale agreement (“Agreement”) is entered into by and between the parties below (individually referred to herein as “Party” and, jointly, as “Parties”):

1.

SINGIDA PARTICIPAÇÕES LTDA., a limited liability company duly incorporated in accordance with the laws of Brazil with headquarters in the City of São Paulo, State of São Paulo, at Alameda Joaquim Eugênio de Lima, 187, 9th floor, suite 92, Jardim Paulista, ZIP CODE 01403-001, enrolled with the General Taxpayers’ Registry (CNPJ/MF) under No. 15.095.100/0001-16, herein represented pursuant to its articles of association (“Purchaser”);

2.	RICARDO CARVALHO SLEIMAN, Brazilian, married, businessman, holder of Identity Card No. 16.926.579, issued by SSP/SP, and registered at the CPF under No. 086.545.668-25, resident and domiciled in the City of São Paulo, State of São Paulo, at Rua Manoel Antônio Pinto, No. 1.200, apartment 13, Paraisópolis, 05663-020 (“Ricardo”); and

3.	ALEXANDRE COSTA ALDIGHIERI, Brazilian, judicially divorced and living under stable union regime, economist, holder of Identity Card No. 23.193.813-5, issued by SSP/SP, and registered at the CPF under No. 253.374.658-48, resident and domiciled in the City of São Paulo, State of São Paulo, at Rua Ferreira de Araújo, No. 516, apartment 81, Pinheiros, 05428-001 (“Alexandre” and when jointly referred with Ricardo, “Sellers”);

And as “Intervening Parties”:

4.

DATA SOLUTIONS SERVIÇOS DE INFORMÁTICA LTDA., a corporation duly incorporated in accordance with the laws of Brazil, with headquarters in the City of São Paulo, State of São Paulo, at Rua Joaquim Floriano, No. 413, 3rd floor, Itaim Bibi, 04534-011, enrolled under the General Taxpayers’ Register (CNPJ) under No. 04.997.402/0001-63, herein represented pursuant to its articles of association (“Company”);

5.	MARISA TORRESAN RAPACCI SLEIMAN, Brazilian, married, chemical engineer, holder of Identity Card No. 15.272.355-20, issued by SSP/SP, and registered at the CPF under No. 167.487.688-29, resident and domiciled in the City of São Paulo, State of São Paulo, at Rua Manoel Antônio Pinto, No. 1.200, apartment 13, Paraisópolis, 05663-020 (“Ricardo’s Spouse”); and

6.	PATRÍCIA JUNQUEIRA FRANCO GUARNIERI, Brazilian, lawyer, single and living under stable union regime, holder of Identity Card No. 30.752.484-X, issued by SSP/SP, and registered at the CPF under No. 222.144.588-08, resident and domiciled in the City of São Paulo, State of São Paulo, at Rua Ferreira de Araújo, No. 516, apartment 81, Pinheiros, 05428-001 (“Alexandre’s Spouse”);

W I T N E S S E T H:

WHEREAS, the Company is a provider of analytical tools for fraud prevention and registry information about individuals and legal entities through online and offline channels (“Information Business”);

WHEREAS, the Sellers own one hundred percent (100%) of the quotas of the capital stock of the Company (“Shares”);

WHEREAS, Purchaser wishes to acquire from Sellers and Sellers wish to sell to Purchaser shares representing eighty percent (80%) of the capital stock of the Company (“Transaction”);

WHEREAS, contemporaneously with the Closing (as defined below), Purchaser and Sellers shall enter into some Ancillary Agreements, which is fundamental to this Agreement and the Transaction;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Parties hereto agree as follows:

1.	DEFINITIONS

1.1. The following terms, as used herein, shall, unless the context requires otherwise or unless specified otherwise in the Agreement, have the following meanings:

“Additional Guarantee” has the meaning set forth in Section 7.10.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” means this Share Purchase and Sale Agreement and the schedules attached hereto.

“Ancillary Agreements” means the Escrow Agreement, the Quotaholders’ Agreement, Quota Pledge Agreement and the Non-Employee Officer Agreements.

“Anti-Bribery Act” has the meaning set forth in Section 6.36.

“Appraiser” has the meaning set forth in Section 3.4.1.

“Arbitration Appraiser” has the meaning set forth in Section 3.4.1(b).

“Assets” are the assets listed in Schedule I of this Agreement.

“Assumed Contracts” has the meaning set forth in Section 6.21.

“Balance Sheet” has the meaning set forth in Section 6.15.(b).

“Balance Sheet Date” has the meaning set forth in Section 6.15.(b).

“Best Knowledge” means, with respect to a matter, (i) the actual knowledge of such matter or (ii) the knowledge of such matter that would have been obtained by the relevant Party or any of its Representatives after due inquiry as would cause a reasonably prudent person to make due inquiry in respect of such matter and such reasonably prudent person would, after such due inquiry, gain such knowledge about such matter, applying the standards and requirements applicable to corporate officers in Article 153 of the Corporations Law, or (iii) knowledge that a Person in the position of such Person should have in the careful exercise of their responsibilities.

“Books and Records” has the meaning set forth in Section 6.17.

“Brazilian GAAP” means the generally accepted accounting principles in Brazil and that have been consistently applied by the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in São Paulo are authorized or obligated by applicable Law or executive order to close or are otherwise generally closed.

“Business Real Property” has the meaning set forth in Section 6.10.1.

“CADE” means the Brazilian antitrust agency, Conselho Administrativo de Defesa Econômica, comprised of the General Superintendence and the Tribunal.

“CCBC” has the meaning set forth in the Section 14.1.

“Claim” has the meaning set forth in Section 7.5.

“Closing” has the meaning set forth in Section 4.1.

“Closing Balance Sheet” has the meaning set forth in Section 3.3(a).

“Closing Cash” means Company’s Cash at the Closing Date pursuant to the Closing Balance Sheet.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Date Net Working Capital” means Company’s Net Working Capital at the Closing Date pursuant to the Closing Balance Sheet.

“Closing Debt” means Company’s Debt at the Closing Date pursuant to the Closing Balance Sheet.

“Closing Notice” has the meaning set forth in Section 4.5.

“Company Employees” has the meaning set forth in Section 6.14.

“Company Financial Statements” has the meaning set forth in Section 6.15.(a).

“Confidential Information” has the meaning set forth in Section 10.1.

“Control” means, in respect of any Person, the possession, directly or indirectly, of the power to permanently direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock or by voting agreement, contract or otherwise, and the terms “Controlled” and “Controlling” will be construed accordingly.

“Disclosure Schedule” means the disclosure schedule with respect to the representations, warranties and covenants of the Company and the Sellers contained in this Agreement, with sections corresponding to the numbered and lettered sections contained herein, delivered separately by the Sellers to the Purchaser simultaneously with the execution and delivery of this Agreement.

“Dispute” has the meaning set forth in Section 14.1.

“Dispute Notice” has the meaning set forth in Section 14.2.

“Factor-Based Net Working Capital Estimate” is an amount equal to the Reference Date Net Working Capital Factor times the total revenues of the Company in the 12-month period prior to the Closing Date.

“Environmental Law” means all Laws, Permits, remediation standard or guideline or agency requirement or code of conduct, environmental plans relating to (i) the protection, investigation or restoration of the environment, human health or safety, sanitation or natural resources, (ii) the handling, use, presence, generation, treatment, storage, transportation, emission, disposal, burial, discharge, release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Escrow Account” means a bank account to be opened prior to the Closing Date, in accordance with the Escrow Agreement.

“Escrow Agent” means Banco J. P. Morgan S.A.

“Escrow Agreement” means the agreement which is found at Schedule 9.1 and which is referred to in Section 9.1 and which governs the operation of the Escrow Account.

“Escrow Amount” means the amount of seven million Reais (R$7,000,000.00) plus any interest accruing from time to time on this amount that is held in the Escrow Account.

“Estimated Cash” means three hundred thousand Reais (R$ 300,000.00).

“Estimated Debt” means two hundred and eight thousand Reais (R$ 208,000.00).

“FGTS” has the meaning set forth in Section 6.14.4.

“Final Release Date” has the meaning set forth in Section 7.7.4.

“Final Release” has the meaning set forth in Section 7.7.4.

“First Release” has the meaning set forth in Section 7.7.3.

“First Release Date” has the meaning set forth in Section 7.7.3.

“Governmental Authority” means any federal, national, state, provincial, local or other government, governmental entity, regulatory or administrative authority, department, commission, board, agency or instrumentality, any recognized stock exchange and any court, arbitrator, tribunal of competent jurisdiction, whether foreign or domestic with jurisdiction over the Parties, the Company, the Transaction or any portion of the Information Business.

“Hazardous Material” has the meaning set forth in Section 6.19.1.

“Hazardous Materials Activities” has the meaning set forth in Section 6.19.2.

“Indemnified Parties” means Purchaser’s Indemnified Parties and/or Seller’s Indemnified Parties, and their respective successors, as the case may be.

“Indemnifying Party” means Purchaser’s Indemnifying Parties and/or Seller’s Indemnifying Parties, and their respective successors, as the case may be.

“Indemnity Limit” has the meaning set forth in Section 7.8.

“Information Business” has the meaning set forth in the Preamble.

“INSS” has the meaning set forth in Section 6.14.2.

“Intellectual Property” means the trademarks, trade-names, patents, designs, trade secrets, know-how, domain names and software, software code and URLs, used in connection with or related to the Information Business, including the items listed in Exhibit V hereto with all applications and rights to apply therefore and all renewals, extensions and revivals thereof.

“Law(s)” means any federal, state and municipal law, ordinance, regulation, rule, code, order, requirement or rule of law, decree, judicial or regulatory or administrative order, judgment or injunction.

“Leases” has the meaning set forth in Section 6.10.2.

“Liabilities” means any and all debts, judicial or administrative proceedings, liabilities, costs, expenses (including reasonable legal fees and disbursements incurred in connection with any Liability), damages, losses, commitments, and obligations of any kind or nature (including commercial, corporate, tax, social security, labor, civil, administrative, Intellectual Property and environmental), whether fixed, actual, contingent or absolute, determined, determinable or otherwise, whenever or however arising out of any Litigation (by succession or not), contract, tort based on negligence or strict liability, act or omission, fact, event or circumstance, whether or not disclosed in this Agreement or in the applicable financial statements or notes thereto.

“Lien” means any burden, mortgage, lien, antichresis, emphyteusis, usufruct, pledge, charge, security interest, encumbrance, easements, rights of way, title defect, objections, rights of first refusal, preemptive rights, options, right to acquire, third party right, title retention, conditional sale arrangement, conditions or other restriction of any kind, including contractual, legal, fidejussory, in rem, judicial or extra-judicial obligations, or any other right in favor of or claim by, any third party of whatsoever nature.

“Litigation” means any and all litigations, actions, suits, claims, investigations, arbitrations, judicial or administrative proceedings, condemnations, disputes, or any infraction notices, summonses, court notifications, expert investigations or inspections or other proceedings, in any forum, judicial, administrative, or arbitral.

“Losses” means any and all Liabilities, costs, expenses, claims, agreements, judicial decisions, fines, judicial or administrative proceedings, penalties, third party obligations, charges, and material losses, arising from a final and unappealable decision, provided that Losses shall not include moral damages.

“Material Contracts” has the meaning set forth in Section 6.21.1(a).

“Material Adverse Change” means (a) a material adverse change on the ability of the Company to consummate the transactions contemplated hereby, or (b) a material adverse change on the business, assets, financial condition or results of operations of the Company, taken as a whole, excluding any effect to the extent resulting from any of the following: (i) changes affecting the Brazil or international economy or political, business, economic, financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, and not having a materially disproportionate effect on the Company relative to other participants in the industry in which the Company operates, (ii) the negotiation, execution, delivery, performance or announcement of this Agreement, including any litigation resulting therefrom, any cancellation of or delays in customer orders, any reduction in sales and adverse change in supplier, distributor or similar relationships (in each case to the extent resulting primarily therefrom), (iii) any change arising from or relating to compliance by the Company with the terms of this Agreement, or action taken, or failure to act at the request of Purchaser, (v) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, (vi) any hurricane, earthquake, flood, or other natural disasters or acts of God; (vii) changes in Brazilian GAAP after the date hereof; (viii) any failure by the Company to meet any estimates of revenues, earnings, projections or other economic performance, whether published, internally prepared or provided to Purchaser or any of its Representatives in and of itself (provided that the underlying cause(s) of or contributor(s) to any such failure may be taken into account in determining whether a Company Material Adverse Change shall have occurred); or (x) any effect or change to the extent that it is cured or reversed prior to the date on which this Agreement would be terminable pursuant to Section 11.1.

“Non-Competition Liquidated Damages” has the meaning set forth in Section 8.3.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the Company within the normal day-to-day customs and procedures of Sellers, consistent with the past practices, including as to timing and amounts, as historically conducted.

“Party(ies)” has the meaning set forth in the Preamble.

“Person” means an individual, corporation, partnership, limited liability company, individual company of limited liability (empresa individual de responsabilidade limitada), association, joint venture, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Permits” has the meaning set forth in Section 6.7.

“Personal Property” has the meaning set forth in Section 6.29.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser’s Conditions to Close” has the meaning set forth in Section 4.3.

“Purchaser’s Indemnified Parties” has the meaning set forth in Section 7.1.

“Purchase Price” has the meaning set forth in Section 3.1.

“Post-Closing Price Adjustments” has the meaning set forth in Section 3.2.

“Quotaholders’ Agreement” has the meaning set forth in Section 9.2.

“Quota Pledge Agreement” has the meaning set forth in Section 9.4.

“Reais” or “R$” means Brazilian Reais.

“Refusing Party” has the meaning set forth in Section 11.6.

“Representative” means any officer, director, employee, accountant, counsel, consultant, advisor, agent, shareholder or Affiliate.

“Seller” has the meaning set forth in the Preamble.

“Sellers’ Conditions to Close” has the meaning set forth in Section 4.4.

“Seller’s Indemnified Parties” has the meaning set forth in Section 7.2.

“Shares” means quotas representing the capital stock of the Company.

“Statement” has the meaning set forth in Section 3.3.(b).

“Software” has the meaning set forth in Section 6.24.

“Taxes” means without limitation all federal, state and municipal taxes, charges, contributions and social charges, price on public services, fees, levies or other assessments or withholdings imposed by any Governmental Authority on, based on, or with respect to, including, without limitation, income, gross receipts, sales, use, goods and services, capital transfer, profits, license, value-added, capital, franchise, ad valorem, minimum taxes, withholding, payroll, employment, employer health, FGTS, INSS, social contributions, social security, excise, severance, environmental, occupation, property, or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, including any amounts payable as a result of the application of monetary correction or any other factor imposed by any taxing authority.

“Tax Return” means any return (including estimated returns), declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

“TED” means an interbank wire transfer of immediately available funds.

“Third Party Intellectual Property” has the meaning set forth in Section 6.27.

“Transaction” has the meaning set forth in the Preamble.

“Transferred Shares” has the meaning set forth in Section 2.1.

2.	PURCHASE AND SALE OF THE COMPANY

2.1. Subject to the terms and conditions herein, on the Closing Date, Sellers shall sell to Purchaser and Purchaser shall purchase from Sellers four hundred thousand (400,000) Shares of the capital stock of the Company fully subscribed and paid for, free and clear from any Liens, and as consequence of that, the Information Business (collectively hereinafter referred to as “Transferred Shares”).

2.2. Each one of Sellers will transfer to Purchaser two hundred thousand (200,000) Shares currently owned by each of them. As a result of the Transaction, the shareholding structure of the Company, after the Closing, shall be as follows:

SHAREHOLDER	NUMBER OF SHARES	CAPITAL STOCK
Purchaser	400,000	R$	400,000.00
Ricardo	50,000	R$	50,000.00
Alexandre	50,000	R$	50,000.00

Total	500,000	R$	500,000.00

2.3. Ricardo’s Spouse and Alexandre’s Spouse expressly agree with the Transaction and the transfer of the Transferred Shares to the Purchaser, granting to it irrevocable and irreversible release, having nothing further to claim at any time and on any account in relation to the ownership of the Transferred Shares.

3.	PURCHASE PRICE; PAYMENT AND ACCOUNTING ADJUSTMENT

3.1. Subject to the further terms hereof, the aggregate consideration of sixty million Reais (R$60,000,000.00) (“Purchase Price”) to be paid and delivered by Purchaser as set forth in Section 4.2 for the Transferred Shares and the representations, warranties and covenants of the Sellers contained herein shall be comprised of the following:

(a) an amount in cash equal to forty-three million Reais (R$43,000,000.00) shall be paid to Sellers in accordance with the percentages of the Shares owned by each of the Sellers on the Closing Date;

(b) the Escrow Amount;

(c) five million Reais (R$5,000,000.00) are deducted from the Purchase Price and paid to Ricardo as indemnification for his non competition and non solicitation obligation set forth in Section 8.1 below; and

(d) five million Reais (R$5,000,000.00) are deducted from the Purchase Price and paid to Alexandre as indemnification for his non competition and non solicitation obligation set forth in Section 8.1 below.

3.2. The Parties agree that the Purchase Price is fixed and will not suffer any kind of reduction, in any way, except for the amount represented by Adjusted Cash, Debt and Net Working Capital adjustments, as per the procedure set forth below (“Post-Closing Price Adjustments”) and under Schedule 3.4.2 and Schedule 3.4.3. The Sellers agree that, in any event, on the Closing Date, the Company will have sufficient Cash available to meet its working capital requirements to operate in its normal course of business after the Closing Date.

3.3. The Parties agree that the Company will retain the services of Deloitte to:

(a) issue a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) in accordance with Brazilian GAAP and pursuant to the same criteria used for preparing the Financial Statements and the Base Balance Sheet; and

(b) based on the Closing Balance Sheet, issue a statement showing the calculation of (i) the Adjusted Cash adjustment described in Section 3.4.2 below, (ii) the Debt adjustment described in Section 3.4.3 below and (iii) the Net Working Capital adjustment described in Section 3.4.4 below (the “Statement”).

3.4. The Closing Balance Sheet and the Statement shall be delivered by Deloitte both to Purchaser and Sellers, in English, as early as possible, but in any event no later than thirty (30) days after the Closing Date. The costs incurred in retaining the services of Deloitte shall be shared equally between Sellers and Purchaser.

3.4.1. The Parties will have fifteen (15) days to agree with the Closing Balance Sheet and the Statement prepared by Deloitte. In case any Part disagrees with the documents prepared, this Party will be entitled to hire an independent auditor selected among (i) Ernst & Young, (ii) PriceWaterhouseCoopers or (iii) KPMG. (“Appraiser”) of its choice to prepare the Closing Balance Sheet and the Statement.

(a) If the difference calculated by Deloitte and the Appraiser is equal to or lower than ten percent (10%), the amount to be considered shall be equal to the arithmetic average of those amounts.

(b) If the difference calculated by Deloitte and the Appraiser is higher than ten percent (10%), Deloitte and the Appraiser shall appoint a third appraiser (“Arbitration Appraiser”) to prepare (within a term no longer than thirty (30) days of its contracting) the Closing Balance Sheet and the Statement, and this new appraiser shall take into account, in its analysis, the calculations made by Deloitte and the Appraiser, provided that the value of its appraisal must be located between the values resulting from prior appraisals and shall be deemed as final and binding upon the Parties. The costs resulting from contracting the Arbitration Appraiser shall be paid by the Part that disagreed with the Closing Balance Sheet and the Statement prepared by Deloitte.

(A) Adjusted Cash

3.4.2. The Purchase Price shall be (i) increased by the amount, if any, by which the Closing Cash exceeds the Estimated Cash; or (ii) reduced, by the amount, if any, by which the Closing Cash is less than the Estimated Cash. An illustrative example of the Cash calculation routine is attached as Schedule 3.4.2.

(B) Debt adjustment

3.4.3. The Purchase Price shall be (i) decreased by the amount, if any, by which the Closing Debt exceeds the Estimated Debt; or (ii) increased by the amount, if any, by which the Closing Debt is less than the Estimated Debt. An illustrative example of this calculation is attached as Schedule 3.4.3.

(C) Net Working Capital adjustment

3.4.4. The Purchase Price shall be (i) increased by the amount, if any, by which the Closing Date Net Working Capital exceeds the Factor-Based Net Working Capital Estimate; or (ii) reduced by the amount, if any, by which the Closing Date Net Working Capital is less than the Factor-Based Net Working Capital Estimate. An illustrative example of the calculation is attached as Schedule 3.4.4.

3.4.5. The payments mentioned in Section 3.4.2, Section 3.4.3 and Section 3.4.4 above must be made by Purchaser or Sellers, as the case may be, within fifteen (15) days from the date of delivery of the Closing Balance Sheet and the Statement by Deloitte, by wire transfer of immediately available funds to the bank account to be indicated by the relevant Party.

3.5. The obligation of the Sellers, if any, to pay the Post-Closing Price Adjustments amount shall be joint and several.

4.	CLOSING, CONDITIONS TO CLOSING AND CONDUCT OF THE BUSINESS

4.1. Closing. Subject to the terms and conditions set forth herein, the actual purchase and sale of the Transferred Shares, by means of the delivery of any document or performance of any act required or convenient for that purposes (the “Closing”), as set forth in Section 4.2, shall take place at the offices of Pinheiro Neto Advogados, in São Paulo, at Rua Hungria, No. 1100, no earlier than the fifth (5th) Business Days, and no later than the tenth (10th) Business Day following the receipt by Purchaser of the notice mentioned in Section 4.5, on a date agreed by the Parties, provided that if the conditions set forth in Section 4.3 have not been fulfilled or waived on or before April 30, 2013, this Agreement shall be deemed terminated and Section 11 shall apply. The day on which the Closing occurs shall be for purposes of this Agreement the “Closing Date”.

4.2. Closing Acts. At the Closing, the following acts shall occur:

(a) delivery by the Sellers and Purchaser of the respective certificates confirming that the representations and warranties of each of them contained herein shall be true and correct with the same effect as though such representations and warranties had been made on and as of the Closing Date. The foregoing certification shall be made upon the signature and delivery of a certificate, in the form attached hereto as “Schedule 4.2(a)”;

(b) Purchaser shall pay to the Sellers the amount of forty-three million Reais (R$43,000,000.00) as part of the Purchase Price, according to the provisions of Section 3.1.(a), by TEDs to the bank accounts designated by the Sellers;

(c) Purchaser shall deposit in the Escrow Account the Escrow Amount, according to the provisions of Section 3.1. (b), by a TED;

(d) Purchaser shall pay to Ricardo the amount of five million Reais (R$ 5,000,000.00) as indemnification for his non competition and non solicitation obligation set forth in Section 8.1 below, according to the provisions of Section 3.1. (c), by TEDs to the bank accounts designated by the Sellers;

(e) Purchaser shall pay to Alexandre the amount of five million Reais (R$ 5,000,000.00) as indemnification for his non competition and non solicitation obligation set forth in Section 8.1 below, according to the provisions of Section 3.1. (d), by TEDs to the bank accounts designated by the Sellers;

(f) Sellers shall deliver to Purchaser four (4) executed copies of the amendment to the articles of association of the Company as set forth in “Schedule 4.2. (f)”, evidencing the transfer of the Transferred Shares to Purchaser;

(g) Sellers shall deliver to Purchaser the following valid clearance certificates (certidões negativas) of debt related to the Company, issued for the purposes of changing Company’s corporate control: (i) Certidão Conjunta Negativa de Débitos relatives a Tributos Federais e à Dívida Ativa da União issued by Receita Federal (Clearance Certificate related to taxes due to the Brazilian Federal Tax authorities); (ii) Certidão Negativa de Débito, issued by Instituto Nacional da Seguridade Social—INSS (Clearance Certificate related to payments due to the INSS); and (iii) Certificado de Regularidade do Fundo de Garantia por Tempo de Serviço—FGTS (Clearance Certificate related to payments due to FGTS), issued by Caixa Econômica Federal;

(h) Sellers shall deliver to Purchaser a Non-Employee Officer Agreement signed by Ricardo as set forth in “Schedule 4.2 (h)”;

(i) Sellers shall deliver to Purchaser a Non-Employee Officer Agreement signed by Alexandre as set forth in “Schedule 4.2 (i)”;

(j) the Purchaser and the Sellers shall deliver to each other the documents that evidence the powers and authority of their respective representatives who act as signatories of all documents that are executed at Closing;

(k) the Purchaser and the Sellers shall deliver to each other the corporate approvals needed to evidence that the Purchaser and the Sellers are each authorized to enter into all such the documents that are executed at Closing, perform the acts contemplated therein, fulfill the obligations assumed thereunder and complete the Transaction;

(l) Sellers shall exhibit to Purchaser all Company’s corporate books, duly registered with the Board of Trade of the State of São Paulo and updated;

(m) Sellers shall deliver to Purchaser the resignation letters of Company’s officers appointed by Sellers, in which Company’s officers grant broad, full, general, and irrevocable release to Company, so that nothing else may be claimed on any account (such resignations shall be effective concurrently with the transfer of the Transferred Shares to Purchaser);

(n) the Parties shall enter into a Quotaholders’ Agreement, in the form attached hereto as “Schedule 9.2”;

(o) the Parties shall enter into a Escrow Agreement with the Escrow Agent, in the form attached hereto as “Schedule 9.1”;

(p) the Parties shall enter into a Quota Pledge Agreement, in the form attached hereto as “Schedule 9.4”; and

(q) the Purchaser shall deliver to the Sellers copy of the US FCPA as in force today, together with the Purchaser’s compliance policy and compliance program.

4.2.1. Simultaneous Actions. All actions required to be taken at Closing shall be deemed to occur simultaneously. No Party hereto shall have any obligation to consummate any of the actions referred to in Section 4.2, unless all such actions shall have been consummated, with due regard to the provisions set forth in such Section, or waived by all the Parties in writing, and, if any Party fails to take any action required to be taken at Closing, all actions effectively taken at Closing shall be deemed null and void and each Party shall take such further action as may be reasonably required to undo and unwind any action taken at Closing.

4.3. Purchaser’s Conditions to Closing. The obligation of the Purchaser to carry out its respective actions at Closing is conditioned, as per article 125 of the Brazilian Civil Code, to the fulfillment of each of the following conditions precedent by the Sellers (“Purchaser’s Conditions to Close”) or to the waiver by the Purchaser of such Purchaser’s Conditions to Close:

(a) approval by CADE of the Transaction set forth in this Agreement;

(b) the Sellers and the Company shall have obtained the approvals, permits, authorizations, consents and waivers listed in “Schedule 4.3.(b)”, valid as of the Closing Date;

(c) the representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct as of such date);

(d) on the Closing Date, no statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction shall be in effect that restricts or prohibits consummation of the Transaction contemplated by this Agreement;

(f) no Material Adverse Change on the Company shall have occurred; and

(g) the Sellers and the Escrow Agent shall have entered into the Escrow Agreement and the Escrow Account shall be duly opened.

4.4. Sellers’ Conditions to Closing. The obligation of the Sellers to carry out its respective actions at Closing is conditioned, as per article 125 of the Brazilian Civil Code, to the fulfillment of each of the following conditions precedent by the Purchaser (“Sellers’ Conditions to Close”) or to the waiver by the Sellers of such Sellers’ Conditions to Close:

(a) approval by CADE of the Transaction set forth in this Agreement;

(b) the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified in such representation or warranty, in which case such representation or warranty shall be true and correct as of such date);

(c) on the Closing Date, no statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction shall be in effect that restricts or prohibits consummation of the Transaction contemplated by this Agreement; and

(d) the Purchaser and the Escrow Agent shall have entered into the Escrow Agreement and the Escrow Account shall be duly opened.

4.5. Closing Notice. The Sellers shall, within five (5) Business Days from the fulfillment and/or waiver of the Purchaser’s Condition to Close and/or the Sellers’ Conditions to Close (by the Sellers or the Purchaser, as the case may be) set forth in Section 4.3 and Section 4.4, as the case may be, deliver a notice to the Purchaser (“Closing Notice”), in accordance with Section 12: (i) stating the occurrence of such fulfillment and/or waiver (by the Sellers or the Purchaser, as the case may be); (ii) proposing two (2) options of proposed dates for the Closing Date, which shall be within the time periods set forth in Section 4.1; and (iii) modifying the Disclosure Schedules to reflect any changes permitted by Section 4.6 and subsections. Failure by the Purchaser to respond to the Closing Notice within five (5) Business Days after its receipt will represent acceptance by the Purchaser of the proposal to close the Transaction on one of the dates indicated therein, provided that the Purchaser shall not accept any of the dates if it has a justified reason and shall, therefore, propose a new date, that shall not be more than ten (10) Business Days as from the date of such new proposal.

4.6. Conduct of Business Prior to the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing Date, except to the extent that the Purchaser shall otherwise consent in writing, to the extent legally permissible, the Sellers will exercise their voting rights, as quotaholders of the Company, over the Company to cause the Company to carry on their business in the ordinary course in the same manner as heretofore conducted, pay or perform their obligations when due, and use their commercially reasonable efforts consistent with past practice and policies to preserve intact their present business organization, keep available the services of their present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them.

4.6.1 Restricted Actions of the Company. Without limiting the foregoing and except as expressly contemplated by this Agreement, the Sellers undertake the obligation to exercise their voting rights, as quotaholders of the Company, over the Company so as not to approve or hinder the performance of any of the following acts, as from the date hereof up to the Closing Date, without the prior written consent of the Purchaser:

(a) sell, pledge, acquire, dispose of or otherwise voluntarily subject to any Lien any of the Company’s assets or on any of the Shares;

(b) acquire or agree to acquire by merging or consolidating with, or any other similar restructuring or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire outside of the ordinary course of business consistent with prior practice any assets in any amount, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(c) enter into or amend any contractual obligation with any related party of the Sellers;

(d) approve the redemption, purchase, issue or disposal of any part or of all Shares;

(e) execute any Material Contract and/or terminate, amend or withdraw from any of the Material Contracts currently in force and in effect, except for those contracts which expire in accordance with their stated term (provided that in such cases of expiration in accordance with their stated term, the Sellers shall provide the Purchaser with reasonable notice of such expirations and discuss with the Purchaser the effects thereof);

(f) contract any new debt above two hundred and fifty thousand Reais (R$250,000.00);

(g) increase or approve any other change in the total annual compensation paid to any Company’s Employee or the establishment of any bonus, insurance, severance indemnity, deferred payment, pension, retirement, profit sharing, stock options, stock purchase or other Company’s Employee benefit plan, except as required by Law or under the applicable collective labor agreements;

(h) retain any new employee with a monthly compensation higher than five thousand Reais (R$5,000.00) or dismiss any Company’s Employee with a base salary in excess of five thousand Reais (R$5,000.00), except in case of termination with cause, or implement a plan for the dismissal or hiring of any such Company’s Employee;

(i) perform any acts that are not strictly within the normal course of the business of the Company , including any service change or enhancement with material customers and suppliers;

(j) introduce any changes in the accounting policies and/or principles adopted by the Company;

(k) donate or waive any right;

(l) introduce any changes in the business policies or procedures of the Company;

(m) implement any corporate restructuring;

(n) pay any dividend or interest on shareholders’ equity (juros sobre capital próprio);

(o) effects any capital increase or reduction;

(p) assign any lease agreement related to any real estate property to which the Company has a contractual right;

(q) assume any obligations or undertake any expenses, including capital expenditures, or duties in excess of a value equal to, for each transaction, two hundred and fifty thousand Reais (R$250,000.00);

(r) grant financing or guarantees in favor of any of the Sellers, their related parties or third parties;

(s) early repay or prepay any loans or other financial facilities of any nature undertaken by the Company;

(t) initiate, as a plaintiff, any litigation and/or arbitration proceedings or settle any individual claim involving an amount exceeding fifty thousand Reais (R$50,000.00); and

(u) agree or commit to do any of the matters set out in this Section 4.6.1.

4.6.2 Sellers Obligations. As from the date hereof and up to the Closing Date, the Sellers shall exercise their Control power over the Company to cause each of them to:

(a) ensure the Purchaser reasonable access, during normal business hours, and after reasonable prior notice, to the books and records of the Company;

(b) provide the Purchaser with data and other financial and operational information relating to the business conducted by the Company as may be reasonably requested in the context of the proposed Transaction;

(c) maintain in good order all corporate and accounting books and records of the Company in accordance with past practices and procedures;

(d) comply with applicable Laws in all material aspects in accordance with past practices of the Company;

(e) comply with its contract obligations in all material aspects;

(f) make timely payment of all its financial commitments; and

(g) pay all Taxes payable, except for Taxes that are being disputed in good faith and by appropriate means, in accordance with past practices of the Company.

5.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser represents and warrants to Sellers that each of the following representations and warranties is, as of the date hereof, true and correct and in full force and effect:

5.1. Organization and Powers. The Purchaser is a limited liability company (sociedade limitada) incorporated, organized and established, under the Laws of Brazil and duly enrolled with the Brazilian Federal Revenue (Receita Federal do Brasil), and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

5.2. Authorization, Binding Effect. The Purchaser has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Agreements to which the Purchaser is a party and the consummation of the Transaction has been duly and validly executed and delivered by the Purchaser. This Agreement, and each of the Ancillary Agreements to which the Purchaser is a party, have been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Purchaser), this Agreement constitutes, and in the case of the Ancillary Agreements they constitute, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3. Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transaction contemplated herein do not and will not (i) violate the corporate documents or bylaws of the Purchaser, (ii) violate any applicable material Law, including, but not limited, to any antitrust Law or (iii) violate any contract, agreement or obligation entered into by the Purchaser on or prior to the date hereof.

5.4. Consents and Approvals. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority, is required by or with respect to the Purchaser in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser or the consummation by the Purchaser of the Transaction including for filings, permits, authorizations, consents, approvals or other such actions as may be required under, and other applicable requirements of, any applicable antitrust Laws.

5.5. Litigation. There is no Litigation pending against or affecting, the Purchaser before any court or arbitrator or any Governmental Authority, which in any manner prevents, materially alter or delay the Transaction contemplated by this Agreement.

5.6. Financial Capacity. The Purchaser has the financial capacity whether through its own resources or through committed credit facilities from reputable financial institutions to fulfill all of its obligations under this Agreement. The fulfillment of all obligations assumed by the Purchaser in this Agreement is not subject to any financing condition.

5.7. Expenses. The Purchaser shall bear all the expenses, including any commission or fee, to be paid to any brokers, finders or advisors engaged by the Purchaser in connection with this Agreement.

5.8. Compliance with Laws. Based on the information provided by the Company and the Sellers, the Purchaser has not identified any circumstance or conditions relating to anti-corruption Laws, including the US FCPA, which could prevent the conclusion of the Transaction. The Purchaser is a legal entity subject to the US FCPA. As a legal entity subject to the US FCPA, the Purchaser maintains a compliance policy and a compliance program, which shall be delivered to the Seller as established in Section 4.2(q), in order to allow the Sellers to implement such policy and program in the Company.

5.9. Dividends. The Sellers deliberated and paid dividends on December 24th, 2012 equal to the Company’s current cash less three hundred thousand Reais (R$ 300,000.00).

6.	SELLERS’ REPRESENTATIONS AND WARRANTIES

The Sellers represent and warrant to the Purchaser that each of the following representations and warranties is, as of the date hereof, true and correct and in full force and effect:

6.1. Organization and Powers. Each of Ricardo and Alexandre is a natural person and is legally competent to own, lease and operate his respective properties and to carry on his business as currently conducted. The Company is a legal entity duly organized and validly existing and in good standing under the Laws of the Federative Republic of Brazil. The Company is duly organized and validly existing under the Laws of Brazil, have the applicable permits required to possess, hold, lease and dispose of their assets and do not have restrictions to conduct their activities as currently conducted and, also, to perform all the transactions contemplated in this Agreement. The corporate books, documents and records of the Company fully and accurately reflect the shareholding structure of the Company. The stock capital of the Company is five hundred thousand Reais (R$500,000.00), divided into five hundred thousand (500,000) Shares.

6.2. Authorization, Binding Effect. Each of Ricardo and Alexandre has the power and capacity to enter into this Agreement, the Ancillary Agreements to which he is a party, to perform his obligations hereunder and thereunder, and to consummate the Transaction. Except for the consent referred in Section 2.3, no consents are required for the authorization, execution, delivery and performance of this Agreement and the Ancillary Agreements by each of Ricardo and Alexandre. This Agreement has been, and each of the Ancillary Agreements to which a Seller is a party has been, duly executed and delivered by each of the Sellers and, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than the Sellers), this Agreement constitutes, and each Ancillary Agreement to which such Seller Party is a party, constitutes, valid and binding obligations of each of the Sellers, enforceable against such Seller in accordance with their respective terms.

6.3. Conflicts. The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which such Seller is a party, and the consummation of the Transaction hereby, do not and will not conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any Lien upon the Assets or any Lien upon any of the properties or assets of the Information Business (tangible or intangible), or cause the Company to become subject to, or liable for, the payment of any Tax under (a) any provision of the organizational documents of the Company, (b) any contract to which any Seller or the Company is a party or by which it or any of its properties or assets is bound, (c) any Permit or (d) any Law applicable to any Seller or the Company or any of their respective properties or assets (whether tangible or intangible).

6.4. Consents and Approvals. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority, is required by or with respect to the Sellers in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser or the consummation by the Purchaser of the Transaction including for filings, permits, authorizations, consents, approvals or other such actions as may be required under, and other applicable requirements of, any applicable antitrust Laws.

6.5. Litigation. Except as set forth in Schedule 6.5, there is no Litigation pending against or affecting, the Information Business, the Assets, the Intellectual Property, the Assumed Contracts and/or the Company before any Governmental Authority, or which in any manner challenges or seeks to prevent, alter, materially delay or adversely affect the Transaction contemplated by this Agreement.

6.6. Compliance with Laws and Court Orders; No defaults. (a) The Sellers and the Company are not in material violation of, or have violated, any applicable Law relating to the Information Business and have not received any complaint, citation or notice of violation from any Government Body, and none are threatened, alleging that they have violated Law No. 12,737 dated as of November 30, 2012 and any applicable Law relating to the Information Business, are not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under the terms of any Permit, rights or obligations of the Information Business, and are not subject to any unpaid fine, obligation to pay damages or any continuing sanction for any such noncompliance, whether actual or contingent and whether or not covered by insurance. (b) The Information Business and the Company do not and will not violate Law No. 12,737, dated as of November 30, 2012, currently in period of vacatio legis and to be effective as of April 2, 2013.

6.6.1. The Sellers and the Company have delivered to the Purchaser a correct and complete copy of each report, study, survey or other document to which the Sellers and the Company have access relates to the compliance of the Sellers and the Company with, or the applicability to the Sellers and the Company of, any Law.

6.7. Permits and Licenses. The Company holds all required permits, licenses, approvals, registrations and authorizations from all Governmental Authorities which are necessary to lawfully conduct the Information Business in a manner consistent with past practices (“Permits”). All such Permits are in full force and effect. All such Permits are owned or validly held by the Company and are listed in Schedule 6.7. Such Permits will not be adversely affected by the transfer of the Transferred Shares, which will imply the transfer of control, of the Company to the Purchaser.

6.8. Taxes.

6.8.1. All Tax Returns and other ancillary tax and social security obligations of the Company required to be filed/performed on and prior to the Closing Date have been timely filed/performed by the Closing Date and were true, complete and correct in all respects. All Taxes of the Company due and payable prior to or on the Closing Date (whether or not shown on any Tax Return) have been or will be duly and fully paid by the Company prior to the Closing Date.

6.8.2. Except as set forth in Schedule 6.8.2, there is no action, audit, proceeding, or investigation for the assessment of Taxes related directly or indirectly to the Company or to the Information Business that is pending, anticipated or threatened by any Governmental Authorities against the Company and none of the Sellers have received from any Governmental Authority any notice indicating any intent to open an audit or investigation or any request for information. No Tax, fine or penalty imposed by any Governmental Authority for delinquent or untimely payment of Taxes owed by the Company or resulting from any non-fulfillment or non-payment or untimely fulfillment for payment of Taxes or any ancillary Tax obligations, or resulting from any audit or any inspection by any Governmental Authority is unpaid or is in dispute and no issue raised by any Governmental Authority in any completed audit or investigation can reasonably be expected to be raised in a later Tax period.

6.8.3. There are no Liens for Taxes upon any Assets or properties of the Company or the Shares.

6.8.4. The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, Affiliate or third party.

6.8.5. The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreement and the Company has not filed any Tax Returns as a member of any combined, affiliated, unitary or consolidated group of companies in any jurisdiction.

6.9. Properties Title. The Company has good and marketable legal title in and ownership of all the Assets, without any limitation on transferability and free and clear of any Liens. All Assets are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose they are used.

6.10. Real Estate Matters and Leases.

6.10.1. None of the real property used or occupied by the Business or the Company (“Business Real Property”), is owned by the Company, nor has the Company ever owned any real property with respect to the Information Business. All of the Business Real Property is leased by the Company.

6.10.2. Schedule 6.10.2 sets forth all leases and other agreements pursuant to which the Company derives its rights in the Business Real Property (“Leases”), including, with respect to each such Lease, the identity of the landlord or sublandlord, the addresses, the date of such Lease and each amendment thereto.

6.10.3. The Leases are valid, binding and enforceable in accordance with their respective terms, and there does not exist (nor has there ever been) under any such Lease any material default by the Company or, to the Sellers’ Best Knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a material default by the Company or, to the Sellers’ Best Knowledge, by any other Person. The Sellers have delivered to the Purchaser complete copies of all Leases, including all amendments and agreements related thereto, and the Leases constitute the entire agreement between the Company and each landlord or sublandlord with respect to the Business Real Property. All rent and other charges currently due and payable under the Leases have been paid, except for liabilities reflected or reserved against in the Company Financial Statements.

6.10.4. The Company is the holder of the tenant’s interest under the Leases and has not assigned the Leases or subleased all or any portion of the premises leased thereunder. Except for the installation of certain built-in furniture, which can be removed if necessary, and the construction made in the Business Real Property that has to be restored to original condition when returning the Business Real Property to the respective landlord, the Company has not made any material alterations, additions or improvements to the premises leased under the Leases that are required to be removed at the termination of the applicable Lease term.

6.11. Liens; Liabilities. As of the Closing, the Company:

(a)	shall own no assets other than the Assets described in Exhibit II, all of which shall be (i) free and clear of any Liens, (ii) in good condition, fair wear and tear excepted, and have been regularly serviced and maintained, (iii) in strict compliance of any existing applicable restrictive covenant or any provision of Law, and (iv) sufficient for the conduct of the Information Business in the Ordinary Course; and

(b)	shall have no employees, except for the Company Employees.

6.12. Ownership. Immediately prior to the Closing, Sellers shall be the lawful and beneficial owner of the all shares issued by the Company, including the Transferred Shares, which shall represent eighty percent (80%) of the capital stock of the Company, free and clear of any Liens. All of the shares were duly authorized and validly issued and are fully paid and non-assessable. On the Closing Date, there will be no existing options, warrants, calls, rights, convertible or exchangeable securities or other commitments and agreements of any character requiring, and there will be no securities of the Company outstanding, which upon conversion or exchange would require the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company other than to Purchaser as contemplated by this Agreement and there are no voting trusts or other similar agreements to which the Sellers are party with respect to the voting of the capital stock of the Company. The Company is the lawful owner and holder of the peaceable and uncontested possession of all of the Assets and own or possess all of the Assets necessary to conduct of the Information Business as past practices.

6.13. Benefit Plans. Schedule 6.13 contains a copy of all benefit plans offered to the Company Employees, including without limitation, profit sharing plans. There is not any stock option plan in place. All the obligations with respect to the benefit plans granted to the Company Employees have been accrued and timely paid until the Closing Date, and the Company is not in default on any obligations in relation to the Company Employees. All benefits are being administered, in all material aspects, in accordance with their respective terms, and also comply, in all material aspects, with the provisions of applicable Law, as well as with Brazilian GAAP.

6.14. Labor Matters. Schedule 6.14 contains a true and complete lists of (i) all individuals who serve as employees (“Company Employees”) or trainees of or consultants to the Company as of the date hereof, (ii) in relation to such employees or trainees, the position, date of birth, date of commencement of employment, the base salary and all remuneration (including benefits, such as medical, disability or life insurance, cafeteria benefit, transport subsidy, scholarship assistance) payable to each such individual, (iii) in relation to such consultants, the consulting rate payable to such individual. Schedule 6.14 also contains a true, complete and accurate list of all temporary workers that work for the Company as of the date hereof, including the position and date of their commencement as temporary workers for the Company. The Company has hired some consultants, as referred in item (iii) and which are listed in the Schedule 6.14., and has duly paid all of its obligations in connection with each agreement.

6.14.1. The employment and services agreements for all employees, trainees and consultants with annual salary in excess of one hundred thousand Reais (R$100,000.00) are attached at Schedule 6.14.1.

6.14.2. The Company complies in all material respects with all Laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and the transactions contemplated by this Agreement will not result in the violation of any applicable federal, state or local Laws, rules or regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours.

6.14.3. All Company Employees may be fired during their employment relationship, for cause or without cause. The Company, in case of termination of employment relationship, will be obliged to pay, in due time, the severance rights which are due to the employees in case of termination of an employment agreement with or without cause.

6.14.4. All contributions, premiums, payments, interest or penalties required to be paid, made or accrued by the Company in respect to labor or social security obligations, including payments to the Instituto Nacional de Seguridade Social – INSS and Fundo de Garantia por Tempo de Serviço – FGTS, have been made on or before their due dates, in connection with the Company Employees. All such contributions have been fully deducted for income tax purposes, and no such deduction has been challenged or disallowed by any Governmental Body.

6.14.5. No employee of or consultant to the Company has been injured in the workplace or in the course of his or her employment or consultancy, except for injuries which are covered by insurance or for which a claim has been made under workers’ compensation or similar Laws.

6.14.6. Except as provided in Schedule 6.14.6, the Company does not have any plan, program or policy providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other material employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, which is now or has ever been sponsored, maintained, contributed to or required to be contributed to by the Company or pursuant to which the Company has any liability, contingent or otherwise.

6.14.7. Except as provided in Schedule 6.14.7, since December 31, 2011, no material change has been made in the terms of engagement or pension benefits of any director, manager, officer or employee of the Company, and no such change, and no negotiation or request for such a change, is due, promised or expected within twelve (12) months from the date of this Agreement.

6.14.8. Except as provided in Schedule 6.14.8, as of this date, no director, manager, officer or employee of the Company has given or received notice terminating his office/employment or expressly demonstrated or notified his intention to terminate his office/employment.

6.14.9. Except as provided in Schedule 6.14.9, the Company is not bound by or subject to (and none of its assets or properties are bound by or subject to) any written or oral, express or implied, commitment or arrangement with any labor union or any collective bargaining agreement and no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company, and there are no controversies, strikes, slowdowns or work stoppages pending, or to the Best Knowledge of the Sellers, threatened between the Company and its employees.

6.15. Financial Statements and Internal Controls.

(a)	True and complete copies of the unaudited pro forma balance sheet of the Company at October 31st, 2012 and the related unaudited pro forma statements of results of operations and bank statements of the Company, together with all related notes and schedules thereto (collectively referred to as the “Company Financial Statements”) are attached as Schedule 6.15.(a). The Company Financial Statements (i) fairly present, in all material respects, the financial position, results of operations and bank statements of the Information Business, (ii) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and (iii) have been prepared in accordance with Brazilian GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto).

(b)

Except as and to the extent adequately accrued or reserved against in the balance sheet of the Company at October 31st, 2012 (“Balance Sheet Date”) contained in the Company Financial Statements (such balance sheet together with all related notes and schedules thereto included in the Business Financial Statements, the “Balance Sheet”), the Company does not have any Liabilities of any nature arising out of, relating to or affecting the Information Business, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by Brazilian GAAP to be reflected in a Balance Sheet or disclosed in the notes thereto, except for liabilities and obligations, incurred in the Ordinary Course of Business consistent with past practice since the date of the Balance Sheet that are not, individually or in the aggregate, material to the Information Business or the Company.

(c)	On the Closing Date, the Company will have a minimum cash equivalent to three hundred thousand Reais (R$300,000.00).

6.16. Actions Since Base Balance Sheet’s Date. Since the Balance Sheet Date, the business of the Company has been conducted solely in the ordinary course of business. Except as described in Schedule 6.16 of the Disclosure Schedule, without limiting the generality of the foregoing, since the Balance Sheet Date October 31st, 2012 has not:

(i) incurred any obligation or Liability or entered into any transaction in any case other than in the ordinary course of business;

(ii) capitalized, satisfied or discharged any lien, or paid any loan, obligation or Liability other than current liabilities included in the Balance Sheet or notes thereto and current Liabilities incurred since that date in the ordinary course of business, nor has the Company repaid any loan, obligation or Liability to any officer, director or shareholder, or to any Affiliate of any of the Sellers or made any loan to or provided any guarantee in favor of any Person;

(iii) made any general wage or salary increase or any increase in compensation payable or to become payable to any officers or management employees, or entered into any employment contract with any officer or key salaried employee;

(iv) mortgaged, pledged, charged or subjected to lien or other encumbrance any of its assets;

(v) sold or transferred any of its assets or prepaid or canceled any debts or claims, except in each case in the ordinary course of business;

(vi) sold, assigned or granted rights under any patent, trade name, trademark or copyright, or any application therefore, or any trade secrets for any products currently manufactured or services provided by the Company except in the ordinary course of the Company’s business;

(vii) waived any rights or claim of material value;

(viii) acquired any other business or entered into any licensing arrangement or joint venture;

(ix) suffered any material Loss;

(x) suffered any damage or destruction, whether or not covered by insurance, materially and adversely affecting the Company or its assets;

(xi) experienced any other event or condition of any character which is, or with the lapse of time or occurrence of such event or condition would be, adverse to the financial condition, business, assets or operations of the Company;

(xii) taken any write-off on any assets, including but not limited to the value of accounts receivable, inventory, fixed assets, or intangibles, of an amount greater than one hundred thousand Reais (R$100,000.00) in the aggregate;

(xiii) declared or paid any dividend;

(xiii) made any distribution or disbursement of any nature whatsoever to any officer, director or shareholder other than in the ordinary course of business;

(xiv) materially changed the terms and conditions applicable to the sale of its products or the rendering of its services;

(xvi) suffered any Material Adverse Change;

(xv) approved or performed any issuance or redemption of Shares or engaged in discussions for the merger of the Company into another legal entity;

(xvi) adopted or changed any accounting method or accounting practice, filed any amended Tax Return or claims for Tax refunds, settled any Tax claim or assessment relating to the Company, surrendered any right to claim refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or taken any other action or omitted to take any action, if any such adoption, change, amendment, settlement, surrender, consent or other action or omission would have the effect of increasing the Tax Liability of the Company; and

(xvii) nor have the Company committed itself to engage in any of the foregoing actions.

6.17. Books and Records. At the Closing, the corporate, accounting and fiscal books and records of the Company (“Books and Records”) will be complete and accurate in all relevant aspects and will reflect all items of income and expense and all Assets and Liabilities required to be reflected therein.

6.18. Insurance. Schedule 6.18 contains an accurate and complete description of all the insurance policies relating to the Company. All such insurance policies are currently in full force and effect and will continue to be in force or renewed through the Closing Date. All premiums due and payable under the Company policies have been paid, and no notice of cancellation or termination has been received with respect to any such policies.

6.19. Environmental Matters.

6.19.1. Hazardous Material. The Company has not: (a) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (b) released any substance that has been designated by any Laws and the regulations promulgated pursuant to said the Laws to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde (“Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the actions of the Company in, on or under any property, that the Company has at any time owned, operated, occupied or leased.

6.19.2. Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Laws, nor have the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in violation of any Laws promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity. No part of any real property used by the Company is in a condition which would require cleanup of Hazardous Materials pursuant to applicable environmental Laws that could result in such a Lien.

6.19.3. Environmental Liabilities. No action, proceeding (including administrative proceedings), investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Best Knowledge, threatened, concerning any Permit, Hazardous Material or any Hazardous Materials Activity of the Company. There are no written claims pending against the Company that relate to Liability of any Person for claims arising out of the release of Hazardous

Material into the environment or any other claims under environmental Laws with respect to which the Company agreed to indemnify such Person nor has the Company agreed to indemnify any other Person for such claim or agreed to assume Liability for such claims. There is no fact or circumstance that would reasonably be expected to involve the Company in any environmental litigation or impose upon the Company or the Assets any environmental Liability.

6.20. Expenses. No consideration was promised or warranted by the Company as commissions or brokerage fees, compensation and other amounts payable in any way to any third parties that have provided services in respect of the Transaction contemplated hereby.

6.21. Contracts and Commitments. Schedule 6.21.(a) contains a true and complete list which identifies all material written and oral contracts, agreements, leases, free leases, partnership agreements, guarantees or commitments relating to or necessary for the Company (“Assumed Contracts”). Such Assumed Contracts constitute all contracts which are required for the conduct of the Information Business in the Ordinary Course. All such Assumed Contracts have been entered into or executed in the Ordinary Course of Business and are valid, binding and in full force and effect and are enforceable by the Company, in accordance with their terms, and, subject to the relevant third parties’ consent, when required, shall continue in full force and effect upon consummation of the Transaction contemplated herein. The Company has performed all material obligations required to be performed by it to date under the Assumed Contracts, and is not in breach or default in any material respect thereof and no other party to the Assumed Contracts is in breach or default in any material respect thereof.

6.21.1. Schedule 6.21 (a) lists all material contracts of the Company which accurate and complete copies of them have been delivered or made available through the virtual data room by the Sellers to the Purchaser through the virtual data room (“Material Contracts”).

(i) all contracts and agreements relating to indebtedness other than trade indebtedness of the Company, including any contracts and agreements in which the Company is a guarantor of indebtedness;

(ii) all contracts and agreements with any Governmental Body to which the Company is a party;

(iii) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iv) all contracts and agreements between the Company, on the one hand, and the Sellers or any Affiliate of the Sellers or of the Company, on the other hand;

(v) all contracts and agreements relating to the voting and any rights or obligations of a shareholder of the Company;

(vi) all contracts regarding the acquisition, issuance or transfer of any securities and each contract affecting or dealing with any securities of the Company, including, without limitation, any restricted stock agreements or escrow agreements;

(vii) all contracts providing for indemnification of any officer, director, employee or agent of the Company; and

(vii) any agreement of the Company that is terminable upon or prohibits assignment or a change of ownership or control of the Company.

6.21.2. Each Material Contract (i) is valid and binding on the Company, and, to the Best Knowledge of the Sellers, on the other parties thereto, and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence, except as disclosed in Schedule 6.21.2. The Company is not in breach or violation of, or default under, any Material Contract and, to the Best Knowledge of the Sellers, no other party to any Material Contract is in breach or violation thereof or default thereunder.

6.21.3. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a breach or violation of, or default under, any Material Contract, (ii) give any entity the right to declare a default, seek damages or exercise any other remedy under any Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any Material Contract or (iv) give any entity the right to cancel, terminate or modify any Material Contract.

6.22. Accounts Receivable. The accounts receivable reflected in the Company Financial Statement represent all the accounts receivable of the Company resulting from sales made or services rendered by the Company in the Ordinary Course. These accounts receivables are net, collectible and are not subject to any significant correction or decrease, except for provisioned amounts reflected in the Financial Statements.

6.23. Relationship with Clients and Suppliers. No client of the Company, nor any supplier of the Company, with material relevance, has expressly notified its intention to terminate or reduce its respective business with the Company as a result of the consummation of the Transaction contemplated in this Agreement.

6.24. Ownership of Software. The Company owns or otherwise has valid and legally enforceable rights to use, license, assign, transfer or otherwise make available the Company Software, as described in Schedule 6.24 (the “Software”).

6.25. Ownership of Intellectual Property. Except as described in Schedule 6.25(a), the Company owns or otherwise has valid and legally enforceable rights to use, license, assign, transfer or otherwise make available all of the Intellectual Property used in or necessary to conduct the business as conducted and planned to be conducted by the Company including, but not limited to the Software Intellectual Property. Schedule 6.25(b) hereto contains a description of all trademarks, domain names, software, trade names, logos and other intellectual property owned or used by the Company.

6.26. No Restrictions on the Company’s Intellectual Property. Except as described in Schedule 6.25(a), the Company’s Intellectual Property is free of all payment obligations and other claims, procedures, encumbrances, rights of third parties and restrictions of any kind, and is not subject to any limitations or restrictions on use or otherwise. There is no judicial, arbitration or other Litigation, order, agreement or other arrangement either temporary or definitive that prohibits or restricts the Company from carrying on its business in Brazil or from any use of the Company’s Intellectual Property. No Person has any rights in the Company’s Intellectual Property that could cause any: (a) reversion or renewal of rights in favor of that Person; (b) termination of the Company’s rights in the Company’s Intellectual Property; or (c) restriction of the Company’s rights in the Company’s Intellectual Property.

6.27. Inbound Licenses and Rights. Schedule 6.27 lists all Intellectual Property that any third Person has licensed to the Company or otherwise authorized the Company to use (the “Third Party Intellectual Property”). The Company has not breached any of the agreements governing Third Party Intellectual Property and, to the Best Knowledge of Sellers and the Company, no other party to those agreements has breached those agreements.

6.28. Information Technology.

(a) Schedule 6.28(a) contains brief particulars of all material IT systems, IT services and material IT contracts. All IT systems are either owned or validly hired or licensed pursuant to IT contracts by the Company, except for those IT systems licenses set forth in Schedule 6.28(b), which will be acquired by the Company in accordance with the proposed schedule prepared by the Seller and delivered to the Purchaser on the date hereof. All the IT contracts are valid and binding. None of the IT contracts have been subject of any breach or default, or any event which (with notice or lapse of time or both) would constitute a default.

(b) All IT systems are in good working order, function materially in accordance with all applicable specifications, and have been properly and regularly maintained and replaced. No part of the IT systems has materially failed to function at any time during the one (1) year prior to the date hereof. No part of the IT systems is infected by any virus or other extraneously-induced malfunction that can materially disrupt the Company’s operations, and no person has unauthorized access to the IT systems or any data stored thereon.

(c) All IT services are being provided materially in accordance with all applicable specifications.

(d) The Company has full and unrestricted access to and use of the IT systems, and no third party agreements or consents are required to enable the Company to continue such access and use following completion of the transaction contemplated by this Agreement.

(e) No Seller nor any employee of or consultant to the Company owns any IT systems or provides any IT services used by the Company.

(f) To the Best Knowledge of the Sellers in order to operate the business of the Company as currently operated as of the data of this Agreement: (i) it is not necessary or desirable to incur any further expenditure on the notification, development, expansion or replacement of the IT systems; and (ii) the present capacity of the IT systems is sufficient in order to satisfy the requirements of the Company.

(g) All fees payable in relation to computer systems, including software licenses have been paid up to date (save for current periods) and properly reflected in the Financial Statements.

6.29. Personal Property. The Company validly own and/or are legally entitled to use all buildings, machinery, equipment and other tangible assets necessary for the conduct of its operations and business as presently conducted (“Personal Property”). All of such buildings, machinery, equipment and other tangible assets are in good working condition (except for those assets currently subject to minor repair in the normal course of maintenance), and all have been maintained by the Company in accordance with sound and prudent maintenance practices.

6.30. Title to Personal Property. Except as described in Schedule 6.30 of the Disclosure Schedule, the Company have good and marketable title to all of the Personal Property which it use or intend to use in the conduct of its operations and businesses, subject to no mortgages, liens, pledges, security interests, encumbrances or charges of any kind. Immediately after the Closing, the Company will continue to be the sole owner of, will have valid title to or will have the full right to use, as the case may be, all the Personal Property in the same manner and on the same terms that the Company had immediately prior to the Closing. Neither Sellers nor the Company are legally bound by any agreements or obligations under which the occurrence of the Closing could: (a) obligate the Company, Sellers or Purchaser to license or otherwise grant rights to any other Person in any of the Personal Property (whether owned or used by Sellers or Purchaser); (b) result in a claim, right or restriction on the Personal Property; or (c) otherwise increase any burdens or decrease any rights relating to the Personal Property.

6.31. Restrictions on Business Activities. There is no agreement or judgment, injunction, order or decree, in either case to which the Company or any Seller is a party, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise limit: (a) any business practice of the Company with respect to the Information Business or the Assets; (b) any acquisition of property (tangible or intangible) by the Company or any Seller or the Assets; (c) the conduct of business by the Company with respect to the Information Business or to the Assets; or (d) the freedom of the Company or any Seller or to the Assets to engage in any line of business or to compete or do business with any Person. Without limiting the generality of the foregoing, except as contemplated by this Agreement, neither the Company nor any Seller has (x) entered into any agreement under which the Company is restricted from providing Company services to users, in any geographic area, during any period of time, or in any segment of the market, or (y) entered into any agreement that will bind the Purchaser or any of its Affiliates with respect to the Purchaser’s or the Purchaser’s Affiliates’ own users or services.

6.32. Business User Information. Except as described in Schedule 6.32 of the Disclosure Schedule, the Company is in compliance with its stated policies, including any policies contained on any websites maintained by it related to the Information Business. The Company’s systems and services with respect to the Information Business are adequate and sufficient to protect the privacy and confidentiality of all third-Person information in compliance with all applicable Laws and agreements to which the Company is a party.

6.33. Insolvency, Bankruptcy and Reorganization. The Company and/or each one of Sellers have never: (a) admitted in writing or orally their inability to pay its debts generally as they become due; (b) instituted proceedings to be adjudicated voluntarily bankrupt or insolvent, or consented to the filing of a petition of bankruptcy of insolvency against it/him; (c) been adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (d) seeked reorganization under any bankruptcy act, or consented to the filing of a petition seeking such reorganization; and (e) had a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of the Company and/or Sellers’ assets (which appointment has not been vacated within sixty (60) days of the entry of the order of appointment) or providing for the liquidation of the Company and/or Sellers’ assets or business affairs.

6.34. Fraud against Creditors (Fraude a Credores). The execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated herein do not and will not constitute fraud against Sellers’ respective creditors or a fraud against foreclosure proceedings (Fraude à Execução).

6.35. Legal Compliance. The Company is now and has been in all material respects in compliance with all Laws. The Company has not received any complaint, citation or notice of violation from any Government Body, and none are threatened, alleging that they have violated any such Laws.

6.36. Anti-bribery.

(a) The United States Foreign Corrupt Practices Act (the “US FCPA”) prohibits giving money or items of value to non-United States officials to influence a non-United States government. The US FCPA also prohibits giving money or items of value to any person or firm when there is reason to believe the gift will be passed on to a government official in an attempt to influence a non-United States government. The Anti-Corruption and Economic Crimes Act, 2003 (the US FCPA referred to in this Section 6.36 as the “Anti-Bribery Act”) also prohibit conduct which improperly influences governmental authorities. The Sellers represent and warrant to the Purchaser that they shall (and shall use their commercially reasonable best efforts to procure that the company, each other member of the group and each of their employees and other representatives shall) respect the Anti-Bribery Acts and the Purchaser’s compliance policy and compliance program which will be delivered to them by the Purchaser at the Closing.

(b) The Sellers further represent, warrant and undertake that the Company and each other member of the group shall not engage and has not engaged, in the following conducts: making of payments or transfers of value, offers, promises or giving of any financial or other advantage, or requests, agreements to receive or acceptances of any financial or other advantage, either directly or indirectly, which have the purpose or effect of public or commercial bribery or acceptance of or acquiescence in bribery, extortion, facilitation payments or other unlawful or improper means of obtaining or retaining business, commercial advantage or the improper performance of any function or activity.

(c) The Parties agree that any and all Losses resulting from the breach of the provisions of this Section 6.36 will constitute a material breach of a fundamental condition of the agreement and the Purchaser shall, notwithstanding any contrary provision of this agreement, have the right to rescind this agreement with immediate effect and without opportunity to cure by written notice to the sellers and, without prejudice to its other rights resulting from such breach, to recover all such sums as have been paid to the Sellers as at the date of rescission.

(d) The parties agree that this Section 6.36 shall survive changes to, and rescission or termination of this Agreement.

6.37. Full Disclosure.

(a) To their Best Knowledge, the Sellers are not aware of any facts pertaining to the Information Business, the Assets, the Intellectual Property or the Assumed Contracts which could reasonably be expected to have a Material Adverse Change and which have not been disclosed in this Agreement, its Schedules, Exhibits or the Company Financial Statement.

(b) No representation or warranty of the Sellers in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the Transaction contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

7.	INDEMNIFICATION

7.1. Indemnification by Sellers. Subject to Section 7.3 to Section 7.4 below, Sellers agree to jointly and severally defend, indemnify, reimburse and hold the Purchaser, the Company and their Representatives (“Purchaser’s Indemnified Parties”) harmless from any and all Losses incurred or suffered by any of the Purchaser’s Indemnified Parties, or to which the Purchaser’s Indemnified Parties could otherwise be subject, in connection with, relating to or as a result of:

(a)	any breach of or inaccuracy in any representations and warranties given by Sellers or the Company in Section 6 hereof. For purposes of calculating Losses (but not determining whether a breach has occurred), any limitation as to material, materiality, Material Adverse Change, or similar qualification contained in the relevant representations or warranties (or both) will be ignored;

(b)	any breach by Sellers of any covenant or agreement contained in this Agreement;

(c)	any and all Taxes and Liabilities for Taxes of the Company or its successor; and/or

(d)	any and all Liabilities related to the Company, whether disclosed or not, contingent or actual, of any kind.

7.1.1. For the avoidance of doubt, Sellers are fully responsible and shall fully comply with their obligation to indemnify Purchaser for any and all Losses, which cause started exclusively on or prior to, but never after, the Closing Date, regardless of the moment when the effects of the Losses take place and for all Liabilities. Compliance with any new Laws enacted after the Closing Date does not give cause to a Loss.

7.2. Indemnification by Purchaser. Subject to Section 7.3 to Section 7.5 below, the Purchaser agrees to defend, indemnify, reimburse and hold Sellers (“Seller’s Indemnified Parties”) harmless from any and all Losses incurred or suffered by any of the Seller’s Indemnified Parties in connection with, relating to or as a result of:

(a)	any breach of any representations and warranties given by the Purchaser in Section 5 hereof; and/or

(b)	any breach by the Purchaser of its covenants or agreements contained in this Agreement.

7.3. Survival of Indemnification Obligations. The right to claim for any indemnification due under this Agreement shall remain in full force and effect for the following terms:

(a)	with respect to any and all Losses resulting from Tax and social security related undisclosed Liabilities, for a maximum period of six (6) years as of the date hereof;

(b)	with respect to any and all Losses resulting from labor issues, for a maximum period of three (3) years as of the date hereof; and/or

(c)	for all other cases, for the period of their respective statute of limitations set forth in applicable Law.

7.3.1. For all Losses brought within the statutes of limitation for any matter shall suspend the expiration of the respective statute of limitation until its final and unappealable decision and only in respect to such individual Loss.

7.3.2. For the avoidance of doubt, the indemnification obligation set forth in this Section 7 shall encompass all Losses that are the subject matter of Claims filed within the time limits established in Section 7.3 above, notwithstanding the fact that the obligation to make payments or disbursements only becomes enforceable after such dates.

7.4. Basket. The Parties agree that the Indemnifying Party’s indemnification obligation towards any of the Indemnified Parties for Losses under this Section 7 shall be triggered only if the amount of such Losses exceeds five hundred thousand Reais (R$500,000.00), individually or in the aggregate, provided, however, that if the aggregate amount of Losses ever reaches such figure, then the Indemnifying Party shall be liable for the total amount of Losses, therefore including the aforementioned amount of five hundred thousand Reais (R$500,000.00). If the amount of Losses has not reached five hundred thousand Reais (R$500,000.00) on the third anniversary of this Agreement, then the amount of Losses accrued until that date will become immediately due and payable and this Section 7.4 will no longer be applicable.

7.5. Indemnification Procedure for Third Party Claims. In the event that any action, suit, proceeding, demand, assessment or other notice of claim (“Claim”) is at any time instituted against or made upon any Purchaser’s Indemnified Party or Seller’s Indemnified Party, as the case may be (“Indemnified Party”), for which indemnification or reimbursement may be due from either Purchaser or Sellers, as the case may be (“Indemnifying Party”), pursuant to Section 7.1 and Section 7.2 above, as the case may be, then:

(a)	such Indemnified Party shall, within half the time period legally required for the presentation of the defense to the Claim, notify the Indemnifying Party in writing (if by e-mail with delivery confirmation) about the institution of the Claim, with a description of the Claim and a description of its subject matter in reasonable details;

(b)	the Indemnifying Party may either decide to present a defense or counterclaim or pay the amount sought under the Claim;

(c)	in the event that the Indemnifying Party elects to defend the Claim, the Indemnifying Party (i) inform the Indemnified Party, as the case may be, no later than two thirds (2/3) of the term for presenting defense or in twenty four (24) hours in case such term is less than five (5) days, in writing and delivered to the Indemnified Party in accordance with the requirements for notice of Section 10 of its election to defend the Claim; (ii) shall select and appoint legal counsel (to whom the Indemnified Party shall approve and grant powers of attorney as may be required for the appropriate defense); (iii) support all costs and expenses in connection with the defense of the Claim and be responsible for the required guarantees and pledges, if any; (iv) shall keep the Indemnified Party informed on all of the occurrences and events related to the Claim; and (v) shall not take a defense strategy that may cause any damage or restriction to the Indemnified Party (including, without limitation, obstacle the issuance of debts clearance certificate) or that may in any way increase the Company’s liabilities (whether pre-closing or post-closing liabilities);

(d)	in the event that the Indemnifying Party, within two thirds (2/3) of the period available for the presentation of the relevant defense, does not present a defense, counterclaim or pay the amount sought under the Claim or upon a request of the Indemnified Party to this effect or does not fulfill the procedures for notice of the option established in item (c) above (or if, after initially assuming the defense the Indemnifying Party fails to do so in a diligent manner), then the Indemnified Party shall assume the defense of the Claim, at the cost and responsibility of the Indemnifying Party, provided that the Indemnifying Party shall remain responsible for providing the collateral requested in connection with such Claim, if necessary; and the Indemnifying Party shall make available for the Indemnified Party all of the documents and materials that are in possession or under control of the Indemnifying Party that could be necessary for the defense in the Claim;

(e)

neither the Indemnifying Party nor the Indemnified Party may settle a third party Claim without the prior approval of the other Party, which approval will not be unreasonably withheld nor delayed. Any Loss resulting from such settlement will be immediately indemnified by the Indemnifying Party to the Indemnified Party in the full value of such Loss. However, irrespective of the Party who is directly contesting the third party Claim, the Indemnified Party shall be entitled to settle (or request the Indemnifying Party to do so) any third party Claim that: (i) has resulted in a Lien with respect to an asset (or several assets)

worth, individually or in the aggregate involving the same third party Claim, five hundred thousand Reais (R$500,000.00) or more, provided that such Lien has not been replaced by the Indemnifying Party within fifteen (15) days of its creation or has caused the freezing of any asset of the Indemnified Party or any of its Affiliates, shareholders or managers worth five hundred thousand Reais (R$500,000.00) or more, provided that such freeze has not been removed and cancelled by the Indemnifying Party within fifteen (15) days of its imposition; (ii) has resulted in an injunction or other similar court order that may materially adversely affect the ongoing business of the Indemnified Party or any of its Affiliates, quotaholders, shareholders or managers, or impose an obligation to omit or perform an action (obrigação de fazer ou obrigação de não fazer) which may cause an economic impact five hundred thousand Reais (R$500,000.00), or (iii) has generated a material disturbance to the ongoing business of the Indemnified Party or any of its Affiliates, shareholders or managers;

(f)	in the event the Indemnified Party is ordered, by a final court decision, an injunction or any other administrative or judicial order with immediate disruption effect on the Information Business (for the purposes hereof, the events listed in Section 7.5(e)(i)-(iii) are considered immediate disruption effects), to pay any amount relating to any Claim for which the Indemnifying Party is liable, then the Indemnifying Party shall fund or reimburse such amount to the Indemnified Party within five (5) days counted as of the receipt, by the Indemnifying Party of written notification with evidence of such fact; and

(g)	if there is a delay in any payment owed by an Indemnifying Party to an Indemnified Party hereunder, then the Party failing to timely pay the indemnification amount will incur a fine equal to five percent (5%) of the outstanding amount and arrears interest equivalent to the SELIC rate on the overdue amount, from the first day overdue until the date of effective payment.

7.5.1. The failure or delay by an Indemnified Party to notify a Claim to the Indemnifying Party within the period of time set forth in Section 7.5(a) above shall not release the Indemnifying Party from its indemnification obligation under this Section 7.

7.6 Indemnification Procedure for Claims Not Involving Third Parties. In the event that a Party receives a Claim from the other Party for the events subject to indemnification pursuant to Section 7.1 and Section 7.2 above, the relevant Indemnifying Party shall inform the Indemnified Party, in writing, within a period of five (5) days counted from the date of receipt of the relevant Claim notice if the Indemnifying Party’s: (a) agrees to pay the value indicated in the notice, in which case the applicable payment shall be made within five (5) days after the Indemnifying Party receipt of the respective notice; or (b) reject the Claim as an event subject to indemnification, in which case such rejection notice shall contain in sufficient detail the reasons for the Indemnifying Party to have rejected the indemnification notice.

7.6.1. If the Indemnifying Party fails to timely notify the Indemnified Party, then it shall be considered as if the Indemnifying Party agrees to pay the amount claimed in the respective notice, and payment thereof shall be made by the Indemnifying Party to the Indemnified Party, as provided in Section 7.5 above.

7.6.2. If the Indemnifying Party rejects an indemnification notice, as provided in Section 7.5(b) above, the Parties shall in good faith promote discussions of the disputed matter trying to reach an agreement, within a period of up to thirty (30) days counted from the receipt of the notice by the Indemnifying Party. If such an agreement is reached, the Indemnifying Party shall make the respective payment to the Indemnified Party within a period of up to five (5) days counted from the date such agreement is reached. If the Parties fail to reach an agreement, the Indemnified Party may, at its sole discretion, take any measures it deems necessary to defend its rights and seek to obtain the relevant indemnification, in accordance with the dispute resolution procedure set forth in Section 12.

7.7. At the Closing, the Sellers and the Purchaser shall enter into the Escrow Agreement with the Escrow Agent. Any amounts owed to the Purchaser Indemnified Parties by the Sellers Indemnifying Parties relating to any Losses and/or any and all interest thereon shall first be paid from the Escrow Amount being retained by the Escrow Agent in accordance with the Escrow Agreement, the agreed form of which is attached hereto as Schedule 9.1. If the Escrow Amount is insufficient to satisfy the Losses and/or interest thereon payable to the Purchaser Indemnified Parties, then the Purchaser Indemnified Parties shall be paid full amount of the Escrow Amount and the remaining amount necessary to satisfy the Losses in full shall be paid by the Sellers Indemnifying Parties, within the terms established in Section 7.5 and Section 7.6, (i) by the transfer of the amount of shares owned by the Sellers to the Purchaser, as described in Section 2.2, in the proportional amount required to pay the remaining amount necessary to satisfy the Losses; or (ii) in cash to the Purchaser Indemnified Parties. The Sellers Indemnifying Parties may choose, at its sole discretion, to pay the remaining amount necessary to satisfy the Losses by means of item (i) or item (ii) referred in this Section 7.7.

7.7.1. For the purpose of Section 7.7, the valuation of the twenty (20%) shares owned by the Sellers shall be equal to the greater of (i) the Company’s 10.5 x EBITDA of the last twelve (12) months or (ii) twelve million Reais (R$12,000,000.00).

7.7.2. The Escrow Account shall be maintained until December 26, 2017, in accordance with the terms of the Escrow Agreement and the provisions below.

7.7.3. The first release of the Escrow Account will only be made on December 28, 2015 (the “First Release Date”), in an amount equal to two million Reais (R$2,000,000.00) plus any interest accrued and available until that date (the “First Release”).

7.7.4. On December 26, 2017 (“Final Release Date”) , any and all amounts remaining in the Escrow Account, including, but not limited to the interest accrued, shall be released to the Sellers (“Final Release”).

7.7.5. The First Release and the Final Release of the Escrow Amount to the Sellers shall be subject to the following provisions:

(i)	On the First Release Date there are no outstanding Claims by Purchaser in excess of two million Reais (R$2,000,000.00) (including any penalties and interest applicable thereto); and

(ii)	if on the First Release Date and Final Release Date there are any outstanding Claims by Purchaser, the amount corresponding to the value of the outstanding Claims shall be deducted from the amount to be released to the Sellers on the relevant release date and shall not be released from the Escrow Account until the Claims are settled.

7.7.6. Any and all expenses and costs in connection with the Escrow Agent and/or the Escrow Account shall be solely borne by the Purchaser.

7.8. Indemnity Limit. All amounts to be paid by any Indemnifying Party under this Agreement shall be limited to the maximum amount, individually or in the aggregate, of thirty million Reais (R$30,000,000.00) (the Escrow Amount, pledge of shares and cash indemnification being included in this amount) (“Indemnity Limit”).

7.9. All amounts payable by any Indemnifying Party under this Agreement shall be paid without any right of counterclaim or set-off, and without any deduction or withholding on any grounds whatsoever, save only as is required by Law. If any such deduction or withholding is required by Law, the Indemnifying Party shall pay the amount necessary to ensure that the Indemnified Party will, after any such deduction or withholding has been made, receive an amount that is equal to the amount that the Indemnified Party would have received in the absence of such deduction or withholding. The amount of any Loss for which indemnification is provided under this Section 7 shall be increased to take into account any net Tax cost to the Indemnified Party arising from receipt of the indemnity payments hereunder (grossed up for such increase) and reduced to take into account any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of the Loss. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless, and then only to the extent, otherwise required by a final judicial or administrative determination.

7.10. Additional Guarantee. In order to ensure full and timely payment of any amounts owed to the Purchaser Indemnified Parties by the Sellers Indemnifying Parties relating to any Losses, the Sellers create a pledge over the twenty (20%) shares owned by them in favor of the Purchaser Indemnified Parties, in accordance with Articles 1.431 and following of the Brazilian Civil Code, and Articles 39, 100 and 113 of the Corporations Law (“Additional Guarantee”).

7.10.1. The Additional Guarantee is created as a first-ranking pledge and will have priority over any other lien, encumbrance or any other guarantee created over the twenty (20%) shares owned by the Sellers.

8.	NON-COMPETE AND NON-SOLICITATION OBLIGATIONS

8.1. Considering Sellers’ involvement and importance for the Company’s business, each Seller hereby covenants, effective as of the date of execution of this Agreement and for a period of two (2) years after the later of (i) termination of Seller’s employment agreements or (ii) the sale of Seller’s remaining interest in the Company, that it will not (A) directly or indirectly, own, manage, operate, Control or participate in the ownership, management or

Control of, or be connected as an officer, employee, partner, director, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any Person, including but not limited to Serasa S.A. and Boa Vista Serviços S.A., which is engaged in any business which competes with the business of the Company as conducted at the Closing Date anywhere within the Brazilian territory; (B) directly or indirectly, in any capacity or through any Affiliate, solicit, entice, persuade or induce any: (x) customer, to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company; or enter into any contractual or other relationship with each of the Sellers or any their Affiliates, with respect to any activity that is competitive with any of the activities performed by the Company on behalf of its customers; and (y) individual who is an employee, officer and/or independent contractor of the Company to leave the Company or terminate their contractual or other relationship with the Company; or render services to any entity other than the Company; and (C) directly or indirectly, in any capacity or through any Affiliate, hire a employee of the Company within twelve (12) months of that employee’s departure from the Company. The mere ownership of five percent (5%) or less of the outstanding stock of any publicly-traded corporation, as long as the Seller does not actually Control such corporation, shall not be deemed a violation of this Section 8.1 by such Seller.

8.2. The Sellers shall be indemnified for the non-competition and non-solicitation obligations set forth herein by a portion of the Purchase Price, as provided in Section 3.1.

8.3. If any of the Sellers, during their respective non-competition period, breaches any of the obligations provided under the Section 8.1.1 (A), Section 8.1.1 (B) and Section 8.1.1 (C) above, the Purchaser will be entitled to receive from each such breaching Seller liquidated damages in the amount of five million Reais (R$ 5,000,000.00) (“Non-Competition Liquidated Damages”).

8.4. The Non-Competition Liquidated Damages shall be the only indemnification to be paid by the Sellers for Non-Competition and Non-Solicitation obligations under this Agreement and the Sellers shall not be liable for any other costs, expenses, losses or damages related to such obligations.

8.5. The Non-Competition Liquidated Damages shall be construed as an extra-judicial executive obligation pursuant to article 585, II, of the Brazilian Code of Civil Procedure.

8.6. It is hereby mutually agreed that the restraint upon Sellers’ business activities, as well as the time period and geographical area of the covenants set forth in this Section 8, are reasonable and acceptable to the Parties hereto. With respect to each and every breach or violation by the Sellers of any of the covenants set forth herein, the Sellers acknowledge and agree that any breach of such covenants may result in irreparable damage to Purchaser and/or the Company, and in the event of such breach, in addition to all other relief or remedies available at Law, including specific enforcement of the provisions hereof, Purchaser and/or the Company shall be entitled to enjoin the commencement or continuance thereof and may apply to any court of competent jurisdiction for entry of an immediate restraining order or injunction against any such breach or violation. Purchaser and/or the Company may pursue any of the remedies described herein concurrently or consecutively in any order as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedies.

8.7. Should a court of competent jurisdiction declare any of the covenants contained in this Section 8 unenforceable due to an unreasonable restriction upon engaging in a competing business, the duration of non competition or non-solicitation, or the geographical area of restraint, it shall have the express authority of the Parties to change the covenants to the maximum term and geographic area deemed reasonable by such court and/or to grant Purchaser and/or the Company any and all other relief, at Law or in equity, reasonably necessary to protect the Purchaser’s and/or the Company’s interests. If any provision of this Section 8 or the applicability of such provision to any person or circumstance is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. Sellers expressly recognize and agree that the covenants set forth in this Section 8 are for the purpose of restricting their activities only to the extent necessary for protection of the legitimate business interests of Purchaser and the Company, and the Parties agree that said covenants are reasonable for that purpose.

8.8. While it remains a shareholder of the Company and for a period of two (2) years after Purchaser ceases to be a shareholder, Purchaser undertakes not to compete with the Company in the Information Business activities.

9.	ANCILLARY AGREEMENTS

9.1. Escrow Agreement. At the Closing, the Parties shall enter into an Escrow Agreement with the Escrow Agent, in the form of the draft attached hereto as Schedule 9.1, whereby the Escrow Amount will be held in escrow to guarantee the payment of any amounts owed to the Purchaser by the Sellers relating to any Losses, which cause started on or prior to the Closing Date, regardless of the moment when the effects of the Losses take place.

9.2. Quotaholders’ Agreement. At the Closing, the Parties shall enter into a shareholders’ agreement, to govern the relationship among the shareholders of the Company, according to the draft attached hereto as Schedule 9.2 (“Quotaholders’ Agreement”).

9.3. Non-Employee Officer Agreements. At the Closing, each of the Sellers shall enter into a Non-Employee Officer Agreements, to govern the relationship among the shareholders of the Company, according to the draft attached hereto as Schedule 4.2(h) and Schedule 4.2(i) (“Non-Employee Officer Agreements”).

9.4. Quota Pledge Agreement. At the Closing, the Parties shall enter into a Quota Pledge Agreement, in the form of the draft attached hereto as Schedule 9.4., in order to ensure full and timely payment of any amounts owed to the Purchaser Indemnified Parties by the Sellers Indemnifying Parties relating to any Losses, as described in Section 7.10 of this Agreement (“Quota Pledge Agreement”).

10.	ADDITIONAL COVENANTS

10.1. From and after the date hereof, the Parties agree jointly and severally to hold, and to cause their Representatives to hold, in confidence, all confidential documents and information concerning the Company and/or the Parties, including without limitation, certain non-public information about the proposed or potential business strategy, operations, financial matters and other matters relating to the Information Business (“Confidential Information”), except to the extent that such information can be shown to have been (a) in the public domain through no fault of any of the Parties or (b) later lawfully acquired by any of the Parties from other sources without any breach of any Law or confidentiality obligation. Confidential Information may only be disclosed in the event that any of the Parties is compelled to disclose such Confidential Information by Law enacted by a Governmental Authority to which such Party is subject or as a result of judicial or administrative process in connection with any action, suit, proceeding or investigation. In any event Confidential Information is disclosed, the disclosing Party shall previously inform the other Party and agree upon the contents of such disclosure.

10.1.1. From and after the date hereof, the Parties agree to hold, and to cause their Representatives to hold, in confidence, any and all information regarding the terms and conditions of this Agreement. The terms and conditions of this Agreement may only be disclosed in the event that any of the Parties is compelled to disclose such information by Law enacted by a Governmental Authority to which the Party is subject or as a result of judicial or administrative process in connection with any action, suit, proceeding or investigation. In any event the terms and conditions of this Agreement are disclosed, the disclosing Party shall previously inform the other Party and consult upon the contents of such disclosure.

10.1.2. Notwithstanding the foregoing, the Parties agree that any provisions of this Agreement shall not interfere or restrict Purchaser’s (or any of its Affiliates’) ability to comply with applicable Laws, in such a manner that if Purchaser (or any of its Affiliates) is required by applicable Law or stock exchange regulations to which it is subject to disclose any information regarding the content of this Agreement and/or the Company’s business and transactions, it may do so, and may consult with the other Party at its own discretion.

10.2. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transaction contemplated hereby and will not issue any such press release or make any such public statement prior to consultation on the content of such press release or public announcement. The provisions of this Section 10.2 do not apply to disclosures made in accordance with securities laws and regulations applicable to any of the Parties.

10.3. Notice to CADE. The Parties agree to jointly submit the Transaction contemplated by this Agreement for CADE’s approval within 15 (fifteen) days as from the date hereof. The Parties hereby agree to fully cooperate with each other throughout the entire process, providing all information and documents necessary for the preparation of notice and fulfillment of potential additional information/clarification requests by CADE, in order to obtain such approval as soon as possible. Each Party is hereby responsible for potential fines, penalties, responsibilities and expenses resulting from the breach caused thereby. All process related costs with CADE shall be borne by the Purchaser, except the costs related to the representation of each of the Parties before CADE which shall be borne respectively by each Party.

10.4. Tax Cooperation. Each of the Parties shall provide the other Party with tax information and records as may reasonably be requested by such other Party in connection with the preparation of any tax return or any audit or other proceeding that relates to the Company or Purchaser.

TERMINATION

11.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parties;

(b) by either Party in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action which is in effect and has the effect of making the Transaction contemplated by this Agreement illegal, provided that such order, decree, ruling or other action shall have become final and unappealable;

(c) by any of the Parties if any of the other Parties breaches any provision of this Agreement and: (i) such breach prevents the fulfillment of the Purchaser’s Conditions to Close or the Sellers’ Condition to Close provided for in Section 4.3, and Section 4.4, as the case may be, or otherwise prevents the performance of any of the Closing acts as provided for in Section 4.2; and (ii) such breach is not cured within thirty (30) days after proper notice;

(d) by the Purchaser if the Purchaser’s Conditions to Close provided for in Section 4.3 hereunder are not fulfilled or waived in writing on or before April 30, 2013, it being certain that any Party that caused such delay shall not be entitled to terminate this Agreement; and/or

(e) by the Sellers if the Sellers’ Conditions to Close provided for in Section 4.4 hereunder are not fulfilled or waived in writing on or before April 30, 2013, it being certain that any Party that caused such delay shall not be entitled to terminate this Agreement.

11.2. Effects of Termination. If this Agreement is terminated as provided under this Section 11, this Agreement shall immediately cease to be in force and effect and there shall be no liability on the part of any Party to this Agreement, except that:

(a) the obligations under Section 10.1, Section 10.1.1, Section 10.2 and Section 14 will survive; and

(b) nothing in this Section 11 shall relieve either Party from liability for any breach, failure to perform or comply with this Agreement which has given the right to the other Party to exercise a right of termination pursuant to Section 11.1 of this Agreement.

11.3. Waivers. At any time prior to or at the Closing, either Party may:

(a) waive any inaccuracies in the representations and warranties made to it under this Agreement or in any document delivered pursuant to this Agreement; or

(b) waive compliance with any of the agreements or conditions contained for its benefit in this Agreement.

11.4. No Other Termination – Sole Remedy. This Agreement may only be terminated prior to Closing and in accordance with Section 11.1 of this Agreement. After the Closing has taken place, the indemnification rights provided for in Section 7 of this Agreement shall be the sole and ultimate remedy available to the Parties with respect to any breach of the representations and warranties of the Parties in this Agreement.

11.5 Specific Performance. Subject to the provisions of Section 14, the commitments and obligations assumed hereunder by each of the Parties are subject to specific performance, according to articles 461, 462, 466-A et seq. of the Code of Civil Procedure (Law 5869/73), it being certain that the stipulation of liquidated damages will not constitute adequate and sufficient remedy. For this purpose, the Parties acknowledge that this Agreement, duly signed by two (2) witnesses, constitutes an extrajudicial enforcement instrument (título executivo extrajudicial) for all purposes and effects of article 585, II of the Code of Civil Procedure.

11.6. Break up Penalty. Should either Sellers fail to meet with the Sellers’ Conditions to Close or the Purchaser fails to meet with the Purchaser’s Conditions to Close, as the case may be, that are under the control of the Parties (which expressly excludes any acts depending on any Person other than the Parties, including any and all counterparties approvals) or refuse to proceed with the Closing as provided in Section 4 hereof in spite of all the Purchaser’s Conditions to Close or the Sellers’ Conditions to Close, as the case may be, having been met (the “Refusing Party”), then the other Party shall have the option of either seeking specific performance pursuant to Section 11.5 or demanding that such Refusing Party pay a break up penalty of seven million Reais (R$7,000,000.00) within five (5) days as of receipt by the Refusing Party of a notice from the innocent Party to such effect. In the event that the Refusing

Party is one or more of the Sellers, then each Seller (who is a Refusing Party) shall be severally responsible for a portion of the break up penalty such that the aggregate break up penalty payable by such Sellers shall be equal to seven million Reais (R$7,000,000.00). Such portion shall be pro rata to percentages of Transaction Shares to be sold by each such Seller that refused to proceed with the Closing, excluding the ownership percentage of any Seller that is not a Refusing Party.

12.	NOTICES

12.1. All notices, requests, claims, demands and/or other communications required or permitted to be made in accordance with this Agreement shall be in writing and shall be given or made by delivery in person, by a nationally recognized overnight courier service, by facsimile, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following addresses:

If to PURCHASER, to:

Attn.: Ramon Fernandez Aracil Filho

Address: Alameda Joaquim Eugênio de Lima, No. 187, 9th floor,

ZIP CODE 01403-001, Jardim Paulista, São Paulo – SP, Brazil.

Fax: +5511 3101—1480

e-mail: ramon@mcsa.adv.br

With copies to:

TransUnion Corp.

Attn.: General Counsel

Address: 555 W. Adams St. Chicago, IL 60661, United States of America.

If to SELLERS, to:

Alexandre Costa Aldighieri

Address: Rua Ferreira de Araújo, No. 516, apartment 516

Zip Code: 05428-001, Pinheiros, São Paulo – SP, Brazil

Fax: +5511 3817-4484

e-mail: alexandre.costa@zipcode.com.br

and

Ricardo Carvalho Sleiman

Address: Rua Manoel Antônio Pinto, No. 1200

Zip Code: 05663-020, São Paulo – SP, Brazil

Fax: +5511 3507-4919

e-mail: ricardo.sleiman@zipcode.com.br / rsleiman@me.com

with copy, which shall not constitute a notice, to:

Machado Meyer Sendacz e Opice Advogados

Avenida Brigadeiro Faria Lima, 3144

Facsimile: +55 11 3150-7071

Attn.: José Samurai Saiani

e-mail: jsaiani@machadomeyer.com.br

or to such other address furnished in writing by such Party.

12.2. All such notices, requests, claims, demands and/or other communications will be deemed to have been duly delivered: (a) at the time it is delivered by hand, if delivered in person; (b) on the subsequent day it is delivered, if sent by a nationally recognized overnight courier service; and (c) at the time it is received, if faxed or sent by registered or certified mail and/or e-mail.

13.	APPLICABLE LAW

13.1. The interpretation, construction and enforcement of this Agreement, and all matters relating hereto, shall be governed by the Laws of the Federative Republic of Brazil.

14.	ARBITRATION

14.1. The Parties shall try to settle any disputes, controversies and claims arising out of and/or in connection with this Agreement (“Dispute”), in an amicable way, by means of direct negotiations held in good faith. In addition, any of the Parties may elect to have such discussions mediated for a period of up to sixty (60) days by a mediator appointed by the President of the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce (“CCBC”), whose costs and expenses shall be equally divided by the Parties.

14.2. If, however, a mutually satisfactory solution to the Dispute is not amicably reached by means of direct negotiation or mediation, then such Party may notify the other Party of its intent to submit the Dispute to arbitration (“Dispute Notice”).

14.2.1. Concurrently with the Dispute Notice, the interested Party shall also notify the CCBC of its intent to submit the Dispute to arbitration, declaring forthwith upon, the nature of the Dispute, the estimated amount involved and the name and relevant data of the other Party, and attach a copy of this Agreement.

14.2.2. The arbitration shall take place in the city of São Paulo, where the arbitration award shall be rendered, on a confidential basis and be in the English language, in accordance with the arbitration rules of the CCBC, which provisions are deemed to be part of this Agreement.

14.2.3. The arbitration panel shall be composed of three (3) arbitrators to be appointed in accordance with the arbitration rules of the CCBC.

14.2.4. The arbitration award shall be final and binding on the Parties. To the fullest extent permitted by applicable Law, the Parties waive their right to seek any remedies against the arbitration award and any defenses against its enforcement. The decision of the arbitration panel may be enforced in any jurisdiction.

14.3. Without prejudice to the arbitration, the Parties shall not be barred from resorting to the Brazilian courts to seek injunctive relief whether preventive, provisory or permanent, but shall not request such courts to take action on the merits of the Dispute other than as strictly necessary to grant injunctive relief or similar legal remedy. The provisions of this Section 14 shall not limit the rights of the Parties under Sections 32 and 33 of Law No. 9,307 of September 23, 1996.

14.3.1. For the sole purpose of Section 14.3 above, the courts of the city of São Paulo, State of São Paulo, Brazil, are hereby elected by the Parties, with the exclusion of any other, no matter how privileged it may be, except for the arbitration panel authority to issue injunctive relief.

14.4. The Parties shall equally share the responsibility for making the deposits and advances, if any, required by the CCBC in connection with the arbitration procedure, but all other fees, charges, compensation and expenses (including attorneys’ fees) incurred in connection therewith shall be borne by the

Parties in the proportion of the difference between the amount claimed by the relevant Party under the Dispute and the actual amount established in the arbitration award. When the granted award does not represent an amount or value to be paid by one Party to the other, such as an obligation to (or not to) carry out an act all other fees, charges, compensation and expenses (including attorneys’ fees) incurred in connection therewith shall be borne by the defeated party in the arbitration process.

15.	MISCELLANEOUS

15.1. Binding Effect; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors. No provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

15.2. Assignability. No Party hereto may assign any of its rights or obligations under this Agreement unless the other Party hereto shall have consented in writing thereto in its sole and absolute discretion.

15.3. Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to any Party hereto will impair or affect the right of such Party thereafter to exercise the same. Any extension of time or other indulgence granted to any Party hereunder will not otherwise alter or affect any power, remedy or right of any other Party hereto, or the obligations of the Party to whom such extension or indulgence is granted. This Agreement may not be amended without the express written consent of all of the Parties hereto or their respective successors.

15.4. Severability. Should any of the provisions of this Agreement for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement which shall remain in full force and effect, but this Agreement shall be construed in any such jurisdiction as if such invalid or illegal or unenforceable provision thereof had been reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

15.5. Headings. The headings of the Sections of this Agreement are included for convenience purposes and will not in any way affect the meaning or the interpretation of this Agreement.

15.6. Further Assurances. Each of the Parties hereto shall use its best efforts, without further consideration, to take or cause to be taken all actions to do or cause to be done all things necessary, proper or advisable to consummate and make effective the Transaction contemplated by this Agreement and to assist and cooperate with the other Party hereto.

15.7. Expenses. Except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transaction contemplated hereby shall be paid by the Party incurring such costs and expenses.

15.8. Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) constitutes the entire understanding of the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the day and year below, in three (3) counterparts and in the presence of the two (2) witnesses named below.

São Paulo, December 26, 2012.

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SIGNATURE PAGE OF THE SHARE PURCHASE AND SALE AGREEMENT OF DATA SOLUTIONS SERVIÇOS DE INFORMÁTICA LTDA.

PURCHASER:

SINGIDA PARTICIPAÇÕES LTDA.

By:	/s/ Ramon Fernandez Aracil Filho
Name: Ramon Fernandez Aracil Filho
Title: Officer

SIGNATURE PAGE OF THE SHARE PURCHASE AND SALE AGREEMENT OF DATA SOLUTIONS SERVIÇOS DE INFORMÁTICA LTDA.

SELLERS:

RICARDO CARVALHO SLEIMAN

/s/ Ricardo Carvalho Sleiman

ALEXANDRE COSTA ALDIGHIERI

/s/ Alexandre Costa Aldighieri

SIGNATURE PAGE OF THE SHARE PURCHASE AND SALE AGREEMENT OF DATA SOLUTIONS SERVIÇOS DE INFORMÁTICA LTDA.

INTERVENING PARTIES:

DATA SOLUTIONS SERVIÇOS DE INFORMÁTICA LTDA.

By:	/s/ Alexandre Costa Aldighieri and Ricardo Carvalho Sleiman
Name: Alexandre Costa Aldighieri and Ricardo Carvalho Sleiman
Title: Officers

MARISA TORRESAN RAPACCI SLEIMAN

/s/ Marisa Torresan Rapacci Sleiman

PATRÍCIA JUNQUEIRA FRANCO GUARNIERI

/s/ Patrícia Junqueira Franco Guarnieri

WITNESSES:

1.	/s/ Aline de Andrade	2.	/s/ João Miranda de Oliveira Brandão
	Name: Aline de Andrade		Name: João Miranda de Oliveira Brandão
	I.D.:42905494-4		I.D.:09739070-86